EXHIBIT 99.1

                                                       NEWS
                                      For Immediate Release

    GULFTERRA ENERGY PARTNERS ANNOUNCES NET INCOME UP 152
   PERCENT TO $60.2 MILLION AND CASH FLOW UP 78 PERCENT TO
                       $122.8 MILLION
    --------------------------------------------------------

HOUSTON, TEXAS, November 3, 2003-GulfTerra Energy Partners, L.P. (NYSE:GTM) today reported third quarter 2003 net income of $60.2 million ($0.62 per unit), up 152 percent from $23.9 million ($0.21 per unit) in the same period last year. Third quarter 2003 cash flow from operating activities was $75.2 million compared with $76.9 million in the 2002 third quarter. Cash flow as measured by earnings before interest, taxes, depreciation, and amortization (EBITDA) increased 78 percent to $122.8 million in the 2003 third quarter compared with $68.9 million in the third quarter of 2002. Third quarter 2003 net income and cash flow included the recognition of $19.0 million related to the sale of a 50-percent interest in Cameron Highway Oil Pipeline.

For the nine months ended September 30, 2003, net income was $151.7 million ($1.56 per unit), a 112-percent increase as compared with $71.7 million ($0.72 per unit) for the same nine months ended 2002. Cash flow from operating activities for the first three quarters of 2003 was $209.4 million versus $138.5 million for the same period of 2002. EBITDA for the nine months ended September 30, 2003 was $337.4 million, an increase of 79 percent from the $188.4 million reported for the same period of 2002.

On  October  21,  2003, GTM declared a cash distribution  of
$0.71 per common unit payable November 14, 2003 to unitholders of record at the close of business on October 31, 2003. This distribution represents the third increase in the past five quarters and a 5.2-percent increase over the $0.675 per unit paid in November 2002.

"We are pleased to report our twelfth consecutive quarter of record earnings and cash flow, leading to another increase in cash distributions to our unitholders," said Robert G. Phillips, chief executive officer of GulfTerra
Energy Partners. "Recently, we completed a number of significant milestones for the partnership, including the sale of a 9.9-percent interest in our general partner which substantially completed our 2003 corporate governance and independence goals, and we redeemed our Series B preference units. In addition, we improved the partnership's financial flexibility by upsizing our revolving credit facility to $700 million and extending the maturity to September 2006. We also completed a $186-million public offering of common equity in October, achieving our goal to reduce the partnership's debt to total capital ratio to a level below 60 percent. These recent achievements, along with the continued strong performance of our midstream businesses, create an excellent platform for future growth," Phillips concluded.

SEGMENT RESULTS
The Natural Gas Pipelines and Plants segment produced EBITDA of $80.0 million in the third quarter of 2003, an 80-percent increase from the $44.5 million generated during the same period a year ago. Pipeline gathering and transportation volumes averaged 6,956 thousand dekatherms per day (Mdth/d) in the third quarter of 2003 compared with 5,225 Mdth/d in the 2002 third quarter. Processing plant volumes averaged 794 Mdth/d in the third quarter of 2003 compared with 746 Mdth/d in the 2002 third quarter. The increase in pipeline throughput was attributable to our San Juan Basin gathering system, acquired in November 2002, and the Falcon Nest offshore pipeline, which was placed in service in March 2003. Offshore, we experienced additional deepwater volumes on our Viosca Knoll system from the Canyon Express pipeline system partially offset by decreased shelf-based volumes on our HIOS pipeline.

The  Oil  and  NGL  Logistics segment,  which  includes  the partnership's  oil  pipeline and natural gas  liquids  (NGL)
assets, generated EBITDA of $26.8 million for the third quarter of 2003 compared with $11.2 million in the same 2002 period. EBITDA for the third quarter of 2003 included the recognition of $19.0 million related to the sale of a 50-percent interest in Cameron Highway Oil Pipeline. Additionally, the increase reflects contributions from the November 2002 acquisition of the NGL systems in Texas and the Typhoon oil pipeline. Offsetting these segment increases, was a reduction in base business performance from lower volumes on the 36-percent owned Poseidon Oil Pipeline as well as the partnership's previously existing Texas NGL fractionation assets, associated with poor processing economics. Regarding greenfield projects associated with this segment, the Marco Polo oil pipeline is expected to be in service in first quarter 2004; Poseidon's Front Runner oil pipeline project is expected to be in service in mid-2004; and the Cameron Highway oil pipeline is expected to be in service in third quarter 2004.

The Natural Gas Storage segment reported $7.5 million of EBITDA for the third quarter of 2003 compared with $5.4 million in the 2002 period. The 39-percent increase resulted from the September 2002 expansion of the Petal natural gas storage facilities located in Mississippi and an increase in interruptible storage services at our Wilson storage facility located in Texas.

The Platform Services segment EBITDA for the third quarter of 2003 was $4.9 million compared with $4.6 million in the 2002 third quarter. The increase was attributed to the Falcon Nest platform that went into operation in March 2003 to service Pioneer Natural Resources Company's Falcon Field in the deepwater trend of the western Gulf of Mexico. Pioneer, the owner and operator of the Falcon Field, has recently announced additional discoveries in the Falcon Corridor in the East Breaks area of the deepwater Gulf of Mexico. This increase was partially offset by lower revenues from East Cameron 373 resulting from lower demand fees. Regarding greenfield projects associated with this segment, the Marco Polo platform is expected to be installed in fourth quarter 2003 and in service in first quarter 2004.

EBITDA related to non-segment activity includes the partnership's oil and gas production activities, which we continue to de-emphasize. Additional non-segment activities include the $2.3-million quarterly payment from El Paso Corporation related to the partnership's asset sales in 2001, which continues through the first quarter of 2004 with a final payment of $2.0 million. EBITDA related to the non-segment activity for the third quarter of 2003 was $3.6 million compared with $3.2 million in the third quarter of 2002 due to lower platform access fee expenses, higher oil and natural gas prices offset by lower production volumes, and higher operating expenses associated with an increase in professional services.

Total capital at September 30, 2003 was $3.0 billion, consisting of $1.9 billion of debt and $1.1 billion of
partners'   capital,   resulting  in   a   debt   to   total
capitalization ratio of 62 percent. Cash and cash equivalents were $58.9 million at September 30, 2003. Taking into consideration the recently completed equity transactions, pro forma debt is approximately $1.7 billion and pro forma partners' capital is approximately $1.3 billion, resulting in a debt to total capitalization ratio of approximately 58 percent.

CONFERENCE CALL
GulfTerra has scheduled a conference call to discuss its financial results on Monday, November 3, 2003 at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time. To participate, dial
(973) 582-2706 ten minutes prior to the call, or listen to a replay through November 10, 2003 by dialing (973) 341-3080 (code 4180056). A live webcast and audio replay of the call will be available online at www.gulfterra.com. Operating statistics and other data that will be referred to in the conference call are also available on the Web site.

DISCLOSURE OF NON-GAAP FINANCIAL MEASURES

On March 28, 2003, Regulation G and related amendments to SEC disclosure rules became effective. The new rules cover press releases, conference calls, investor presentations, and one-on-one meetings with members of the financial community.

As a result of these new rules, we have modified the way we present certain financial measures, such as EBITDA, in our SEC filings and other communications. We believe that this release complies with both the letter and spirit of the new regulations and augments our efforts to continue to provide full and fair disclosure to investors and the financial community. We will maintain on our Web site a reconciliation of all non-GAAP financial information that we disclose to the most directly comparable GAAP measures. To access the information, investors should click on the "Non-GAAP Reconciliations" link in the Investors section of our Web site.

EBITDA is calculated using earnings before interest, income taxes, depreciation, and amortization, and is adjusted for cash flows from our joint ventures, which we formerly referred to as "Performance Cash Flows," or an asset's ability to generate income. EBITDA is not presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations of results of operations or cash flow provided by operating activities. EBITDA is presented because management uses it to evaluate operational efficiency, excluding taxes and financing costs, and believes EBITDA provides additional information with respect to both the performance of its operations and the ability to meet the partnership's future debt service, capital expenditures, and working capital requirements. We also believe that debt holders commonly use EBITDA to analyze our performance. A reconciliation of EBITDA to cash flows from operating activities for the periods presented is included in the tables attached to this release.

EBITDA, as presented in this release, the attached tables, and the Operating Statistics, which are also available in the Investors section of the Web site at www.gulfterra.com, is calculated in the same manner as what we referred to in the past as adjusted EBITDA to allow a consistent comparison of the operating performance with that of prior periods. GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the company operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the Web at www.gulfterra.com.

Cautionary Statement Regarding Forward-Looking Statements This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, status of the Partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the Partnership makes these statements and projections in good faith, neither the Partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the Partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

Contact
Investor Relations and MLP Finance
Andrew Cozby, Director
Office: (832) 676-5315
Fax: (832) 676-1671

                     GULFTERRA ENERGY PARTNERS, L.P.
          PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In millions; except per unit amounts)
                               (Unaudited)

                                                     Quarter        Nine Months
                                                      Ended             Ended
                                                   September 30,    September 30,
                                                 ---------------   --------------
                                                  2003     2002     2003    2002

Operating revenue                                $283.7   $122.2    $872.7  $ 304.3
                                                 -------  ------    ------  -------
Operating expense
  Cost of natural gas, oil and other products     134.1     27.7     432.2     67.2
  Operation and maintenance                        51.3     32.8     140.5     76.6
  Depreciation, depletion and amortization         25.2     19.3      73.7     49.9
  (Gain)/loss on sale of long-lived assets        (19.0)     0.4     (18.7)     0.1
                                                 -------  ------    ------  -------
                                                  191.6     80.2     627.7    193.8
Operating income                                   92.1     42.0     245.0    110.5

Earnings from unconsolidated affiliates             3.2      3.2       9.5     10.5
Minority interest                                  (0.9)       -      (1.0)       -
Other income                                        0.2      0.3       1.0      1.2
Interest and debt expense                         (33.2)   (22.1)    (99.5)   (55.4)
Loss due to write-off of debt issuance cost        (1.2)       -      (5.0)       -
                                                 -------  ------    ------  -------
Income from continuing operations                  60.2     23.4     150.0     66.8
Discontinued operations                               -      0.5         -      4.9
Cumulative effect of accounting change                -        -       1.7        -
                                                -------- --------  -------- --------
Net income                                      $  60.2  $  23.9   $ 151.7  $  71.7
                                                 =======  =======  ======== ========
Net income allocation

  Series B unitholders                          $   4.0   $  3.7   $  11.8  $  10.9
                                                 =======  =======   ======= ========
  General partner
    Continuing operations                       $  18.1   $ 10.8   $  48.8  $  30.3
    Discontinued operations                           -        -         -        -
    Cumulative effect of accounting change            -        -         -        -
                                                --------  -------   ------- --------
                                                $  18.1   $ 10.8    $ 48.8  $  30.3
                                                 =======  =======   ======= ========
  Common unitholders
    Continuing operations                       $  31.3   $  8.9    $  72.9  $ 25.7
    Discontinued operations                           -      0.5          -     4.8
    Cumulative effect of accounting change            -        -        1.4       -
                                                --------  -------   ------- --------
                                                $  31.3   $  9.4    $  74.3  $ 30.5
                                                 =======  =======   ======= ========
  Series C unitholders (a)
    Continuing operations                       $   6.8   $    -    $  16.5  $    -
    Discontinued operations                           -        -          -       -
    Cumulative effect of accounting change            -        -        0.3       -
                                                -------- --------   -------  -------
                                                $   6.8   $    -    $  16.8  $    -
                                                 =======  =======   ======= ========
  Basic net income per common unit
    Income from continuing operations           $  0.63   $ 0.20    $  1.54  $ 0.61
    Discontinued operations                           -     0.01          -    0.11
    Cumulative effect of accounting change            -        -        0.3       -
                                                --------  -------   -------  ------
    Net income                                  $  0.63   $ 0.21    $  1.57  $ 0.72
                                                 =======  =======   ======= ========
  Diluted net income per common unit
    Income from continuing operations           $  0.62   $ 0.20    $  1.53  $ 0.61
    Discontinued operations                           -     0.01          -    0.11
    Cumulative effect of accounting change            -        -       0.03       -
                                                --------  -------   ------- --------
    Net income                                  $  0.62   $ 0.21    $  1.56  $ 0.72
                                                 =======  =======   ======= ========
  Basic average number of common units
      outstanding                                  50.1     44.1       47.4    42.4
                                                 =======  =======   ======= ========
  Diluted average number of common units
      outstanding                                  50.4     44.1       47.7    42.4
                                                 =======  =======   ======= ========
  Distributions declared per common unit        $ 0.700   $0.650     $2.050  $1.925
                                                 =======  =======   ======= ========

(a) Net income is allocated to the Series C units on an equal basis as the common units.


              GULFTERRA ENERGY PARTNERS, L.P.
	PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION
                     (In millions)
                      (Unaudited)

                                        September 30, December 31,
                                             2003       2002
   ASSETS                               ------------  ------------

Current assets
   Cash and cash equivalents                $58.9     $   36.1
   Accounts and notes receivable, net       196.9        240.4
   Other                                     20.0          3.5
                                         ---------    ---------
     Total current assets                   275.8        280.0

Property, plant and equipment, net        2,800.1      2,724.9
Investments in unconsolidated affiliates    157.4         78.9
Other noncurrent assets                      48.5         47.1
                                        ----------    ---------
     Total assets                        $3,281.8     $3,130.9
                                         =========    =========
   LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
   Accounts payable                      $  151.2     $  212.9
   Current maturities of long term debt       5.0          5.0
   Other                                     60.3         36.2
                                         --------     --------
     Total current liabilities              216.5        254.1

Credit facilities                           480.5      1,043.5
Long-term debt                            1,405.3        857.8
Other noncurrent liabilities                 30.1         23.7
                                          --------     -------
    Total liabilities                     2,132.4      2,179.1
                                          --------     -------
Minority interest                             2.5          1.9

Partners' capital                         1,146.9        949.9

    Total liabilities and                --------     --------
         partners' capital               $3,281.8     $3,130.9
                                         =========    ========

                        GULFTERRA ENERGY PARTNERS, L.P.
                PRELIMINARY SUMMARIZED CASH FLOWS INFORMATION
                                (In millions)
                                 (Unaudited)


                                                 Nine Months Ended
                                                    September 30,
                                              ----------------------
                                                 2003         2002
Cash flows from operating activities

  Net income                                  $  151.7       $71.7
  Cumulative effect of accounting change          (1.7)          -
  Income from discontinued operations                -        (4.9)

  Adjustments to reconcile net income to
    net cash provided by operating activities      64.0       53.8
  Working capital changes                          (4.6)      12.9
                                                -------- ----------
   Net cash provided by continuing operations     209.4      133.5
   Net cash provided by discontinued operations       -        5.0
                                                --------  ---------
      Net cash provided by operating activities   209.4      138.5
                                                --------  ---------
Cash flows from investing activities

   Net cash used in investing activities
       of continuing operations                  (201.5)    (912.8)
   Net cash provided by investing activities
       of discontinued operations                      -     186.5
                                                --------- ---------
      Net cash used in investing activities      (201.5)    (726.3)
                                                --------- ---------
Cash flows from financing activities

   Net cash provided by financing activities
       of continuing operations                    14.9      597.0
   Net cash used in financing activities
       of discontinued operations                     -          -
                                                ---------  --------
      Net cash provided by financing activities    14.9      597.0
                                                ---------  --------
   Increase in cash and cash equivalents           22.8        9.2
   Cash and cash equivalents at beginning
       of period                                   36.1       13.1
                                                 --------  --------
      Cash and cash equivalents at end of period  $58.9      $22.3
                                                 ========  ========

                GULFTERRA ENERGY PARTNERS, L.P.
        RECONCILIATION OF EBITDA TO CASH FLOW FROM OPERATIONS
                        (In millions)
                        (Unaudited)



                                            Nine Months Ended
                                               September 30,
                                         ------------------------
                                            2003            2002

Cash Flow from Operating Activities      $  209.4          $138.5
  Adjustments:                                  -
     Interest and Debt Expense               99.5            55.4
     Gain (Loss) on Sale of
         Long-lived Assets                   18.7            (0.1)
     Net Cash Payment Received
         from El Paso Corporation             6.2             5.7
     EBITDA from Discontinued Operations
          of Prince Facilities                  -             7.0
     Non-cash Hedge (Gain)/Loss                 -             1.0
     Minority Interest Expense                1.0               -
     Net Cash Provided by (Used in)
         Discontinued Operations                -            (5.0)
     Non-cash Items                          (2.0)           (1.2)
     Net Working Capital Changes              4.6           (12.9)
                                          ---------      ---------
EBITDA                                     $337.4          $188.4
                                         ===========     ==========

                        EL PASO ENERGY PARTNERS, L.P.
                    RECONCILIATION OF EBITDA TO NET INCOME
                                (In millions)
                                (Unaudited)




 Quarter Ended September 30, 2003
                                      Natural
                                       Gas        Oil and    Natural
                                     Pipelines      NGL        Gas     Platform
                                     and Plants  Logistics   Storage   Services   Other   Total
                                     ----------  ---------   -------   ---------  -----   -----

Net Income                                                                               $ 60.2
Plus:   Interest and debt expense                                                          33.2
        Loss due to write-off of
         debt issuance costs                                                                1.2
Earnings excluding interest and
   debt expense                      $ 62.3      $ 23.9      $ 4.6     $ 3.5     $0.3      94.6
Plus:   Depreciation, Depletion
          and Amortization             17.2         2.5        2.9       1.4      1.2      25.2
        Cash Distributions in Excess
          of Earnings from
          Unconsolidated Affiliates     0.5         0.4       (0.9)        -        -         -
        Minority interest expense         -           -        0.9         -        -       0.9
        Net cash payment received
         from El Paso Corporation         -           -          -         -       2.1      2.1
                                    --------    ---------   --------    -------   ------ -------
EBITDA                               $ 80.0      $ 26.8      $ 7.5      $4.9      $3.6   $122.8
                                    ========    =========    =======    =======   ====== =======


Quarter Ended September 30, 2002
                                      Natural
                                       Gas        Oil and    Natural
                                     Pipelines      NGL        Gas     Platform
                                     and Plants  Logistics   Storage   Services   Other   Total
                                     ----------  ---------   -------   ---------  -----   -----
Net Income                                                                               $ 23.9
Plus:   Interest and debt expense                                                          22.1
Less:   Income from discontinued
           operations                                                                     (0.5)
Earnings excluding interest and
 debt expense                        $ 31.2      $  9.1      $ 2.6      $3.1     $(0.5)   45.5
Plus:   Depreciation, Depletion
          and Amortization             12.3         1.4        2.8       1.0       1.8    19.3
        Cash Distributions in
          Excess of Earnings from
          Unconsolidated Affiliates       -         0.7          -         -         -     0.7
        Net cash payment received
          from El Paso Corporation        -           -          -         -       1.9     1.9
        Discontinued operations
          of Prince facilities            -           -          -       0.5         -     0.5
        Non-cash hedge (gain)/loss      1.0           -          -         -         -     1.0
                                    --------    ---------   --------    -------   ------ -------
EBITDA                               $ 44.5      $ 11.2      $ 5.4      $4.6      $3.2   $68.9
                                    ========    =========    =======     ======   ====== =======


Nine Months Ended September 30, 2003
                                      Natural
                                       Gas        Oil and    Natural
                                     Pipelines      NGL        Gas     Platform
                                     and Plants  Logistics   Storage   Services   Other   Total
                                     ----------  ---------   -------   ---------  -----   -----

Net Income                                                                               $151.7
Plus:   Interest and debt expense                                                          99.5
        Loss due to write-off of
         debt issuance costs                                                                5.0
Less:   Cumulative effect of
 accounting change                                                                         (1.7)
Earnings excluding interest and
 debt expense                        $184.2      $ 42.6       $13.8     $11.4     $2.5    254.5
Plus:   Depreciation, Depletion and
         Amortization                  50.8         6.9         8.8       4.0      3.2     73.7
        Cash Distributions in Excess
         of Earnings from
         Unconsolidated Affiliates      1.1         1.8        (0.9)        -        -      2.0
        Minority interest expense       0.1           -         0.9         -        -      1.0
        Net cash payment received
         from El Paso Corporation         -           -           -         -      6.2      6.2
                                    --------    ---------   --------    -------   ------ -------
EBITDA                               $236.2      $ 51.3       $22.6     $15.4    $11.9   $337.4
                                    ========    =========    =======     ======   ====== =======


Nine Months Ended September 30, 2002
                                      Natural
                                       Gas        Oil and    Natural
                                     Pipelines      NGL        Gas     Platform
                                     and Plants  Logistics   Storage   Services   Other   Total
                                     ----------  ---------   -------   ---------  -----   -----


Net Income                                                                               $71.7
Plus:   Interest and debt expense                                                         55.4
Less:   Income from discontinued
 operations                                                                               (4.9)
Earnings excluding interest and
 debt expense                         $79.8      $ 26.9       $ 4.6      $15.6   $(4.7)  122.2
Plus:   Depreciation, Depletion
         and Amortization              31.0         4.5         5.6        3.1     5.7    49.9
        Cash Distributions in Excess
         of Earnings from
         Unconsolidated Affiliates        -         2.6           -          -       -     2.6
        Net cash payment received
         from El Paso Corporation         -           -           -          -     5.7     5.7
        Discontinued operations of
         Prince facilities                -           -           -        6.2     0.8     7.0
        Non-cash hedge (gain)/loss      1.0           -           -          -       -     1.0
                                    --------    ---------   --------    -------   ------ -------
EBITDA                               $111.8      $ 34.0       $10.2      $24.9    $7.5   $188.4
                                    ========    =========    =======     ======   ====== =======
